Exhibit 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

VORNADO REALTY TRUST,

VORNADO REALTY L.P.,

JBG SMITH PROPERTIES

AND

JBG SMITH PROPERTIES LP

DATED AS OF JULY 17, 2017

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4.10	Survival of Indemnities	40
4.11	Certain Tax Procedures	40

ARTICLE V CERTAIN OTHER MATTERS		46

5.1	Insurance Matters	46
5.2	Late Payments	48
5.3	Treatment of Payments for Tax Purposes	48
5.4	Post-Effective Time Conduct	48
5.5	Non-Solicitation Covenant	49

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		49

6.1	Agreement for Exchange of Information	49
6.2	Ownership of Information	49
6.3	Compensation for Providing Information	49
6.4	Record Retention	50
6.5	Limitations of Liability	50
6.6	Other Agreements Providing for Exchange of Information	50
6.7	Production of Witnesses; Records; Cooperation	50
6.8	Privileged Matters	51
6.9	Confidentiality	54
6.10	Protective Arrangements	55

ARTICLE VII DISPUTE RESOLUTION		55

7.1	Good-Faith Negotiation	55
7.2	Mediation	56
7.3	Arbitration	56
7.4	Litigation and Unilateral Commencement of Arbitration	57
7.5	Conduct During Dispute Resolution Process	58

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		58

8.1	Further Assurances	58

ARTICLE IX TERMINATION		59

9.1	Termination	59
9.2	Effect of Termination	59

ARTICLE X MISCELLANEOUS		59

10.1	Counterparts; Entire Agreement; Corporate Power	59
10.2	Governing Law	60
10.3	Waiver of Jury Trial	61
10.4	Assignability	61
10.5	Subsidiaries	62

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10.6	Third-Party Beneficiaries	62
10.7	Notices	62
10.8	Severability	64
10.9	Force Majeure	64
10.10	No Set-Off	64
10.11	Publicity	64
10.12	Expenses	64
10.13	Headings	65
10.14	Survival of Covenants	65
10.15	Waivers of Default	65
10.16	Specific Performance	65
10.17	Amendments	65
10.18	Interpretation	65
10.19	Limitations of Liability	66
10.20	Performance	66
10.21	Mutual Drafting	66
10.22	No Admission of Liability	67

SCHEDULES

1.1	Employment-Related Agreements
1.2	Newco Contracts
1.3	Newco Intellectual Property
1.4	Newco Properties
1.5	Transferred Entities
2.2(a)(x)	Newco Assets
2.2(b)(v)	Vornado Assets
2.3(a)(vi)	Newco Liabilities
2.3(b)	Vornado Liabilities
2.7(b)(ii)	Agreements, Arrangements, Commitments or Understandings Which Shall Not Terminate
2.13	Newco Assumption of Indebtedness and Other Financing Arrangements

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of July 17, 2017 (this “Agreement”), is by and among Vornado Realty Trust, a Maryland real estate investment trust (“Vornado”), Vornado Realty L.P., a Delaware limited partnership (“Vornado OP”), JBG Smith Properties, a Maryland real estate investment trust (“Newco”), and JBG Smith Properties LP, a Delaware limited partnership (“Newco OP”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of trustees of Vornado (the “Vornado Board”) has determined that it is in the best interests of Vornado and its shareholders to create a new publicly traded company that shall operate the Newco Business (as defined below);

WHEREAS, in furtherance of the foregoing, the Vornado Board has determined that it is appropriate and desirable to separate the DC Business (as defined below) from the Vornado Business (as defined below) (the “Separation”);

WHEREAS, Vornado, Vornado OP, Newco, Newco OP, JBG Properties Inc. (“JBG Properties”), JBG/Operating Partners, L.P. (“JBG Operating Partners”) and, together with JBG Properties, the “JBG Management Entities”) and certain real estate investment funds sponsored by JBG Properties (each, a “JBG Fund” and, collectively, the “JBG Funds”) are parties to that certain Master Transaction Agreement, dated as of October 31, 2016 (the “Master Agreement”), pursuant to which, among other things, certain Assets and a portion of the business conducted by the JBG Management Entities and the JBG Funds will be combined with the business of Newco (the “Business Combination”);

WHEREAS, in furtherance of the Separation and pursuant to the Plan of Reorganization (as defined below), the Pre-Combination Transactions (as defined below), among others, are contemplated to occur;

WHEREAS, in furtherance of the Business Combination and pursuant to the Master Agreement, immediately following the Vornado Distribution (as defined below), the JBG Funds will contribute, directly or indirectly, by means of contribution, merger or otherwise, certain metropolitan DC real estate Assets to Newco OP or its Subsidiaries and the JBG Management Entities will contribute, directly or indirectly, by means of contribution, merger or otherwise, the JBG Management Business (as defined below) to Newco OP or its Subsidiaries;

WHEREAS, Newco and Newco OP have been organized solely for these purposes, and have not engaged in activities except in preparation for the Separation, the Distribution (as defined below) and the Business Combination;

WHEREAS, for U.S. federal income tax purposes, the Vornado OP Contribution to Newco OP (as defined below) and the Vornado OP Distribution of OP Units (as defined below) together are intended to qualify as a partnership division taking the “assets-over form” (as described in U.S. Treasury Regulations Section 1.708-1(d)) in which no gain or loss is recognized by Vornado OP, Newco OP and Vornado under Sections 721(a), 731(a) and 731(b)

of the Internal Revenue Code of 1986, as amended (the “Code”), and the Vornado Contribution of OP Units (as defined below) and the Vornado Distribution (as defined below) together are intended to qualify as a transaction described in Section 368(a)(1)(D) and Section 355 of the Code;

WHEREAS, Newco and Vornado have prepared or are preparing, and Newco has filed or will file with the SEC (as defined below), the Form 10 (as defined below), which includes the Information Statement (as defined below), which sets forth disclosure concerning Newco, the Separation, the Distribution and the Business Combination; and

WHEREAS, each of Vornado and Newco has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation, the Distribution and the Business Combination and the relationship of Vornado, Newco and the members of their respective Groups following the Separation, the Distribution and the Business Combination.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Newco Group shall be deemed to be an Affiliate of any member of the Vornado Group and (b) no member of the Vornado Group shall be deemed to be an Affiliate of any member of the Newco Group.

“Agent” shall mean the trust company or bank duly appointed by Vornado and Vornado OP to act as distribution agent, transfer agent and registrar for the Newco Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties and/or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Business Combination” shall have the meaning set forth in the Recitals.

“Code” shall have the meaning set forth in the Recitals.

“Chosen Court” shall have the meaning set forth in Section 10.2(b).

“DC Business” shall mean the business, operations and activities of the Vornado Group relating primarily to the Newco Properties as conducted at any time prior to the Effective Time by either Vornado or Newco or any of their current or former Subsidiaries.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” means the Vornado OP Distribution of OP Units and the Vornado Distribution.

“Distribution Date” shall mean the date of the consummation of the Distribution.

“Effective Time” shall mean 11:59 p.m., Eastern time, on the Distribution Date.

“Employee Matters Agreement” shall mean the employee matters agreement to be entered into by and between Vornado and Newco (or certain members of their respective

Groups) in connection with the Separation, the Distribution, the Business Combination or the other transactions contemplated by this Agreement, in the form attached as Exhibit G to the Master Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party or any member of its Group, an event beyond the control of such Party or member of its Group (or any Person acting on its or their behalf), which event (a) does not arise or result from the fault or negligence of such Party or member of its Group (or any Person acting on its or their behalf) and (b) by its nature would not reasonably have been foreseen by such Party or member of its Group (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party or any member of its Group of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s or member of its Group’s response thereto, shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10, or such other form as required by the SEC, filed by Newco with the SEC to effect the registration of Newco Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the Newco Group or the Vornado Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, Release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement to be sent to the holders of Vornado Shares and the holders of Vornado OP Units in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Proceeds” shall mean those monies:

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect of any Technology.

“IRS” shall mean the U.S. Internal Revenue Service.

“JBG Fund” shall have the meaning set forth in the Recitals.

“JBG Management Business” shall mean the management business conducted by the JBG Management Entities, which manage various real estate investment funds and other Assets.

“JBG Management Entities” shall have the meaning set forth in the Recitals.

“JBG Operating Partners” shall have the meaning set forth in the Recitals.

“JBG Properties” shall have the meaning set forth in the Recitals.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees, and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Master Agreement” shall have the meaning set forth in the Recitals.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Newco” shall have the meaning set forth in the Preamble.

“Newco Accounts” shall have the meaning set forth in Section 2.9(a).

“Newco Assets” shall have the meaning set forth in Section 2.2(a).

“Newco Balance Sheet” shall mean the unaudited pro forma combined balance sheet of the Newco Business (including any new Assets, activities, expansions, additions, or other modifications resulting from the Business Combination), including any notes and subledgers thereto, as of March 31, 2017, as presented in the Information Statement mailed to the Record Holders.

“Newco Business” shall mean the DC Business and also, with respect to events that take place after the Effective Time, the DC Business as it is operated by the Newco Group after the Effective Time, including any new Assets, activities, expansions, additions, or other modifications resulting from the Business Combination.

“Newco Bylaws” shall mean the Amended and Restated Bylaws of Newco, substantially in the form of Exhibit M to the Master Agreement.

“Newco Contracts” shall mean the following contracts and agreements to which either Vornado or Newco or any member their respective Groups is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that Newco Contracts shall not include (x) any contract or agreement that is contemplated to be retained by Vornado or any member of the Vornado Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y) any contract or agreement that would constitute Newco Software or Newco Technology:

(a)                                 any leases relating primarily to any Newco Property pursuant to which a Third Party leases all or any portion of such Newco Property;

(b)                                 any joint venture, shareholder, equityholder, partnership or similar agreements with any Third Party relating primarily to any Newco Property;

(c)                                  any customer, distribution, supply, marketing, vendor or other contract, agreement or license, in each case with a Third Party and in effect as of the Effective Time, pursuant to which such Third Party provides or receives products or services to or from either Vornado or Newco or any member of their respective Groups, primarily in connection with the DC Business, excluding any such contracts or agreements for services that are addressed in the Transition Services Agreement or any other Ancillary Agreement;

(d)                                 any contract or part thereof providing for any guarantee, indemnity, representation, covenant, warranty or other Liability of, by or in favor of, Vornado or Newco or any member of their respective Groups to the extent in respect of any Newco Liability or the DC Business;

(e)                                  except as otherwise provided in the Master Agreement, any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreement with any Newco Group Employee or consultants of the Newco Group that is in effect as of the Effective Time and set forth on Schedule 1.1;

(f)                                   any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Newco or any member of the Newco Group;

(g)                                  any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the DC Business or entered into by or on behalf of any division, business unit or member of the Newco Group;

(h)                                 any contract, guarantee, note, mortgage, bond, debenture or other agreement providing for indebtedness, whether secured or unsecured, which relates exclusively to the DC Business; and

(i)                                     any contracts, agreements or settlements listed on Schedule 1.2, including the right to recover any amounts under such contracts, agreements or settlements.

“Newco Declaration of Trust” shall mean the Amended and Restated Declaration of Trust of Newco, substantially in the form of Exhibit L to the Master Agreement.

“Newco Financing Arrangements” shall have the meaning set forth in Section 2.13(a).

“Newco Group” shall mean (a) prior to the Effective Time, Newco and each Person that will be a Subsidiary of Newco as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of Newco; and (b) on and after the Effective Time, Newco and each Person that is a Subsidiary of Newco (including as a result of the Business Combination).

“Newco Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Newco Indemnitees” shall have the meaning set forth in Section 4.3.

“Newco Indemnity Payment” shall have the meaning set forth in Section 4.11(a)(i).

“Newco Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.3 and (b) all Other IP owned by, licensed by or to, or sublicensed by or to either Vornado or Newco or any member of their respective Groups as of the Effective Time exclusively used or exclusively held for use in the DC Business, including any Other IP set forth on Schedule 1.3.

“Newco Liabilities” shall have the meaning set forth in Section 2.3(a).

“Newco OP” shall have the meaning set forth in the Preamble.

“Newco OP Interests” means common limited partnership interests in Newco OP.

“Newco Permits” shall mean all Permits owned or licensed by either Vornado or Newco or any member of their respective Groups primarily used or primarily held for use in the DC Business as of the Effective Time.

“Newco Portion” shall have the meaning set forth in Section 2.8(a).

“Newco Properties” means the real properties listed on Schedule 1.4.

“Newco Shares” means common shares, par value of $0.01 per share, of Newco.

“Newco Software” shall mean all Software owned or licensed by either Vornado or Newco or any member of their respective Groups exclusively used or exclusively held for use in the DC Business as of the Effective Time.

“Newco Technology” shall mean all Technology owned or licensed by either Vornado or Newco or any member of their respective Groups exclusively used or exclusively held for use in the DC Business as of the Effective Time.

“NYSE” shall mean the New York Stock Exchange.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by either Vornado or Newco or any member of their respective Groups as of the Effective Time.

“Parties” shall mean Newco and Vornado.

“Party” shall mean either Newco or Vornado, as applicable.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” means the Pre-Combination Transactions set forth in Section 5.8(a) of the Vornado Disclosure Letter (as defined in the Master Agreement).

“Pre-Combination Transactions” shall have the meaning set forth in the Master Agreement.

“Prime Rate” means the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any Information, in written, oral, electronic, or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Qualifying Income” means income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code.

“Record Date” shall mean the close of business on the date to be determined by the Vornado Board, acting both on behalf of Vornado in its capacity as the general partner of Vornado OP and on its own behalf, as the record date for determining holders of Vornado OP Units entitled to receive Newco OP Interests pursuant to the Vornado OP Distribution of OP Units and for determining holders of Vornado Shares entitled to receive Newco Shares pursuant to the Vornado Distribution.

“Record Holders” shall mean the holders of record of Vornado Shares and the holders of record of the Vornado OP Units, in each case, as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“REIT” shall mean “a real estate investment trust” within the meaning of Section 856 of the Code.

“REIT Guidance” shall mean either a ruling from the IRS or an opinion of Tax counsel selected by the Party who has given the relevant REIT Savings Notice, which opinion shall be reasonably satisfactory to such Party.

“REIT Savings Notice” shall mean the written notice delivered by Newco or Vornado, as the case may be, pursuant to Section 4.11(a) or Section 4.11(b), respectively.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, trustees, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified REIT Requirements” means the requirements of Sections 856(c)(2) and (3) of the Code.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the tax matters agreement to be entered into by and between Vornado and Newco (or any members of their respective Groups) in connection with the Separation, the Distribution, the Business Combination or the other transactions contemplated by this Agreement, in the form attached as Exhibit H to the Master Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form, whether or not listed herein, in each case, other than Software.

“Third Party” means any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.5.

“Transition Services Agreement” shall mean the Transition Services Agreement as defined in the Master Agreement, as it may be amended from time to time.

“Unreleased Newco Liability” shall have the meaning set forth in Section 2.5(b).

“Unreleased Vornado Liability” shall have the meaning set forth in Section 2.5(c).

“Vornado” shall have the meaning set forth in the Preamble.

“Vornado Accounts” shall have the meaning set forth in Section 2.9(a).

“Vornado Assets” shall have the meaning set forth in Section 2.2(b).

“Vornado Board” shall have the meaning set forth in the Recitals.

“Vornado Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Vornado or Newco or any member of their respective Groups, other than the DC Business.

“Vornado Contribution of OP Units” shall have the meaning set forth  on Section 1.1 of the Vornado Disclosure Letter.

“Vornado Disclosure Letter” shall have the meaning set forth in the Master Agreement.

“Vornado Distribution” shall have the meaning set forth on Section 1.1 of the Vornado Disclosure Letter.

“Vornado Group” shall mean Vornado and each Person that is a Subsidiary of Vornado (other than Newco and any other member of the Newco Group).

“Vornado Indemnitees” shall have the meaning set forth in Section 4.2.

“Vornado Indemnity Payment” shall have the meaning set forth in Section 4.11(b)(i).

“Vornado Liabilities” shall have the meaning set forth in Section 2.3(b).

“Vornado Name and Vornado Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Vornado or Newco or any member of their respective Groups using or containing “Vornado Realty” or “Vornado,” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Vornado Shares” means common shares of Vornado, par value $0.04 per share.

“Vornado OP” shall have the meaning set forth in the Preamble.

“Vornado OP Contribution to Newco OP” shall have the meaning set forth on Section 1.1 of the Vornado Disclosure Letter.

“Vornado OP Distribution of OP Units” shall have the meaning set forth on Section 1.1 of the Vornado Disclosure Letter.

“Vornado OP Units” means common limited partnership interests in Vornado OP.

“Vornado Portion” shall have the meaning set forth in Section 2.8(a).

ARTICLE II
THE SEPARATION

2.1                               Transfer of Assets and Assumption of Liabilities.

(a)                                 On or prior to the Distribution Date, but in any case, prior to the Vornado OP Distribution of OP Units, in accordance with the Plan of Reorganization:

(i)                                     Transfer and Assignment of Newco Assets. Vornado shall, and shall cause the applicable members of the Vornado Group to, contribute, assign, transfer, convey and deliver to the applicable members of the Newco Group, and the applicable members of the Newco Group shall accept from Vornado and the applicable members of the Vornado Group, all of Vornado’s and such Vornado Group members’ respective direct or indirect right, title and interest in and to all of the Newco Assets (it being understood that if any Newco Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Newco Asset may be assigned, transferred, conveyed and delivered to Newco as a result of the transfer of all of the equity interests in such Transferred Entity from Vornado or the applicable members of the Vornado Group to the applicable member of the Newco Group);

(ii)                                  Acceptance and Assumption of Newco Liabilities. The applicable members of the Newco Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Newco Liabilities in accordance with their respective terms. The applicable members of the Newco Group shall be responsible for all Newco Liabilities, regardless of when or where such Newco Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit Newco from asserting against Third Parties any defenses available to the legal entity that incurred or holds such Newco Liability), or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Newco Liabilities are asserted or determined (including any Newco Liabilities arising out of claims made by Vornado’s or Newco’s respective trustees, officers, employees, agents, Subsidiaries or Affiliates against any member of the Vornado Group or the Newco Group) or whether asserted or determined prior to the date hereof;

(iii)                               Transfer and Assignment of Vornado Assets. Newco shall, and shall cause the applicable members of the Newco Group to, contribute, assign, transfer, convey and deliver to the applicable members of the Vornado Group, and the applicable members of the Vornado Group shall accept from Newco and the applicable members of the Newco Group, all of Newco’s and such Newco Group members’ respective direct or indirect right, title and interest in and to any of the Vornado Assets, if any, held by Newco or any such members of the Newco Group (it being understood that any such Vornado Asset may be assigned, transferred, conveyed and delivered to Vornado as a result of the transfer of all of the equity interests in the entity or entities that own such Vornado Asset from Newco or the applicable members of the Newco Group to the applicable member of the Vornado Group); and

(iv)                              Acceptance and Assumption of Vornado Liabilities. The applicable members of the Vornado Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Liabilities of any Transferred Entity that are Vornado Liabilities in accordance with their respective terms, regardless of when or where such Vornado Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit Vornado from asserting against Third Parties any defenses available to the legal entity that incurred or holds such Vornado Liability), or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Vornado Liabilities are asserted or determined (including any Vornado Liabilities arising out of claims made by Vornado’s or Newco’s respective trustees, officers, employees, agents, Subsidiaries or Affiliates against any member of the Vornado Group or the Newco Group) or whether asserted or determined prior to the date hereof.

(b)                                 Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                                  Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, any cash amount required to be contributed by one Party (or any member of such Party’s Group) to the other in accordance with the Plan of Reorganization), such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.  For the avoidance of doubt, in the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s respective Group) shall make a payment in respect of any Liability that the Parties agree is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or otherwise, such other Party shall reimburse the first Party for the amount so paid as promptly as is reasonably practicable.

(d)                                 Waiver of Bulk-Sale and Bulk-Transfer Laws. Newco, Newco OP and each member of the Newco Group hereby waives compliance by each and every member of the Vornado Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the Newco Assets or Newco Properties to any member of the Newco Group.

2.2                               Newco Assets.

(a)                                 Newco Assets. For purposes of this Agreement, “Newco Assets” shall mean:

(i)                                     all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Vornado or Newco or any member of their respective Groups as of the Effective Time;

(ii)                                  all interests in the Newco Properties of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in the Newco Properties, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings or barges located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on any Newco Property or otherwise appertaining to or benefitting any Newco Property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any Newco Property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any Newco Property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of any Newco Property;

(iii)                               all Assets of either Vornado or Newco or any member of their respective Groups included or reflected as Assets of the Newco Group on the Newco Balance Sheet and any Assets acquired by or for the Newco Business or the Newco Group subsequent to the date of the Newco Balance Sheet which, had they been so acquired on or before such date and owned as of such date would have been reflected on the Newco Balance Sheet if prepared on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Newco Balance Sheet as may be permitted under the Master Agreement; provided that the amounts set forth on the Newco Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Newco Assets pursuant to this subclause (iii);

(iv)                              all Assets of either Vornado or Newco or any member of their respective Groups as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Newco OP or any other member of the Newco Group;

(v)                                 all Newco Contracts as of the Effective Time and all rights, interests or claims of either Vornado or Newco or any member of their respective Groups thereunder as of the Effective Time;

(vi)                              all Newco Intellectual Property, Newco Software and Newco Technology as of the Effective Time and all rights, interests or claims of either Vornado or Newco or any member of their respective Groups thereunder as of the Effective Time;

(vii)                           all Newco Permits as of the Effective Time and all rights, interests or claims of either Vornado or Newco or any member of their respective Groups thereunder as of the Effective Time;

(viii)                        all rights, interests and claims of either Vornado or Newco or any member of their respective Groups as of the Effective Time with respect to Information that is exclusively related to the Newco Assets, the Newco Liabilities, the DC Business the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the Newco Assets, the Newco Liabilities, the DC Business or the Transferred Entities; and

(ix)                              all other Assets owned or held by Vornado or Newco or any member of their respective Groups immediately prior to the Effective Time that exclusively relate to or are exclusively used in the DC Business; and

(x)                                 any and all Assets set forth on Schedule 2.2(a)(x).

Notwithstanding the foregoing, the Newco Assets shall not in any event include any Asset referred to in subclauses (i) through (v) of Section 2.2(b).

(b)                                 Vornado Assets. For the purposes of this Agreement, “Vornado Assets” shall mean all Assets of either Vornado or Newco or any member of their respective Groups as of the Effective Time, other than the Newco Assets, it being understood that the Vornado Assets shall include:

(i)                                     all Assets that are expressly contemplated by this Agreement, the Master Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Vornado, Vornado OP or any other member of the Vornado Group (including any Vornado Included Interests (as defined in the Master Agreement) that become “Kickout Interests” in accordance with the terms of the Master Agreement);

(ii)                                  all contracts of either Vornado or Newco or any member of their respective Groups as of the Effective Time (other than the Newco Contracts);

(iii)                               all Intellectual Property of either Vornado or Newco or any member of their respective Groups as of the Effective Time (other than the Newco Intellectual Property), including the Vornado Name and Vornado Marks;

(iv)                              all Permits of either Vornado or Newco or any member of their respective Groups as of the Effective Time (other than the Newco Permits); and

(v)                                 any and all Assets set forth on Schedule 2.2(b)(v).

2.3                               Newco Liabilities; Vornado Liabilities.

(a)                                 Newco Liabilities. For the purposes of this Agreement, “Newco Liabilities” shall mean the following Liabilities of either Vornado or Newco or any member of their respective Groups:

(i)                                     all Liabilities included or reflected as liabilities or obligations of Newco or the members of the Newco Group on the Newco Balance Sheet and all Liabilities arising or assumed after the date of the Newco Balance Sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on the Newco Balance Sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Newco Balance Sheet; provided that the amounts set forth on the Newco Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Newco Liabilities pursuant to this subclause (i);

(ii)                                  all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the DC Business or any Newco Asset;

(iii)                               all Liabilities to the extent relating to, arising out of or resulting from (A) the activities or operations of the Newco Business or the ownership or use of the Newco Assets after the Effective Time by any member of the Newco Group or (B) the activities or operations of any other business conducted by any member of the Newco Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or Representative of any member of the Newco Group (whether or not such act or failure to act is or was within such Person’s authority));

(iv)                              any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Newco or any other member of the Newco Group, and all agreements, obligations and Liabilities of any member of the Newco Group under this Agreement or any of the Ancillary Agreements;

(v)                                 all Liabilities to the extent relating to, arising out of or resulting from the Newco Contracts, the Newco Intellectual Property, the Newco Software, the Newco Technology or the Newco Permits;

(vi)                              any and all Liabilities set forth on Schedule 2.3(a)(vi); and

(vii)                           all Liabilities arising out of claims made by any Third Party (including Vornado’s or Newco’s respective trustees, officers, shareholders, employees and agents) against any member of the Vornado Group or the Newco Group to the extent relating to, arising out of or resulting from the DC Business or any Newco Asset or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above;

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b), and any Liabilities of any member of the Vornado Group pursuant to the Ancillary Agreements, shall not be Newco Liabilities but instead shall be Vornado Liabilities.

(b)                                 Vornado Liabilities. For the purposes of this Agreement, “Vornado Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Vornado Group and, prior to the Effective Time, any member of the Newco Group, in each case that are not Newco Liabilities, including any and all Liabilities set forth on Schedule 2.3(b); (ii) Liabilities of either Vornado or Newco or any member of their respective Groups to the extent relating to, arising out of or resulting from the Vornado Business or the Vornado Assets; and (iii) all Liabilities arising out of claims made by any Third Party (including Vornado’s or Newco’s respective trustees, officers, shareholders, employees and agents) against any member of the Vornado Group or the Newco Group to the extent relating to, arising out of or resulting from the Vornado Business or the Vornado Assets.

2.4                               Approvals and Notifications.  Approvals and Notifications for Newco Assets. To the extent that the transfer or assignment of any Newco Asset, the assumption of any Newco Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement, any of the Ancillary Agreements or the Master Agreement, as otherwise agreed between Vornado and Newco, or to the extent otherwise required to be made by the applicable Party or any of its Subsidiaries pursuant to the terms of any then-existing contract, neither Vornado nor Newco shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

2.5                               Novation of Liabilities.

(a)                                 Each of Vornado and Newco, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign (i) all Newco Liabilities or obtain in writing the unconditional release of each member of the Vornado Group that is a party to any such arrangements, or the substitution of a member of the Newco Group if no member of the Newco Group is then a party thereto, so that, in any such case, the members of the Newco Group shall be solely responsible for such Newco Liabilities or (ii) all Vornado Liabilities or obtain in writing the unconditional release of each member of the Newco Group that is a party to any such arrangements, or the substitution of a member of the Vornado Group if no member of the Vornado Group is then a party thereto, so that, in any such case, the members of the Vornado Group shall be solely responsible for such Vornado Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement, the Master Agreement or any of the Ancillary Agreements, neither Vornado nor Newco shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(b)                                 If Vornado or Newco is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Vornado Group continues to be bound by such Newco Liability (or any agreement, lease, license or other obligation, in each case, pursuant to which any Newco Liability arises) (each, an “Unreleased Newco Liability”), Newco shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Vornado Group, as the case may be, (i) pay, perform and discharge fully all of the obligations or other Liabilities of such member of the Vornado Group that constitute Unreleased Newco Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Vornado Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Newco Liabilities shall otherwise become assignable or able to be novated, Vornado shall promptly assign, or cause to be assigned, and Newco or the applicable Newco Group member shall assume, such Unreleased Newco Liabilities without exchange of further consideration.

(c)                                  If Newco or Vornado is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Newco Group continues to be bound by such Vornado Liability (or any agreement, lease, license or other obligation, in each case, pursuant to which any Vornado Liability arises) (each, an “Unreleased Vornado Liability”), Vornado shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Newco Group, as the case may be, (i) pay, perform and discharge fully all of the obligations or other Liabilities of such member of the Newco Group that constitute Unreleased Vornado Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Newco Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Vornado Liabilities shall otherwise become assignable or able to be novated, Newco shall promptly assign, or cause to be assigned, and Vornado or the applicable Vornado Group member shall assume, such Unreleased Vornado Liabilities without exchange of further consideration.

2.6                               Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)                                 On or prior to the Distribution Date or as soon as practicable thereafter, Vornado shall, at the request of Newco and with the reasonable cooperation of Newco and the applicable member(s) of the Newco Group, use commercially reasonable efforts to have any member(s) of the Newco Group removed as guarantor of, indemnitor of or obligor for any

Vornado Liability to the extent that they relate to Vornado Liabilities, including the removal of any Security Interest on or in any Newco Asset that may serve as collateral or security for any such Vornado Liability.

(b)                                 To the extent required to obtain a release from a guarantee or indemnity of any member of the Newco Group, Vornado or one or more members of the Vornado Group shall execute a guarantee or indemnity agreement in the form of the existing guarantee or indemnity or such other form as is agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the removal of any Security Interest on or in any Newco Asset that may serve as collateral or security for any such Vornado Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Vornado would be reasonably unable to comply or (ii) which Vornado would not reasonably be able to avoid breaching.

(c)                                  Until such time as Vornado or an applicable member of the Vornado Group has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) Vornado or the relevant member of the Vornado Group that has assumed the Liability related to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor, indemnitor or obligor thereunder; and (ii) Vornado, on behalf of itself and the other members of its Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which Newco or a member of its Group is or may be liable unless all obligations of Newco and the members of its Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Newco.

(d)                                 Until such time as Vornado has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.6, Vornado shall coordinate with Newco with respect to contact with the beneficiary of such guarantee, afford Newco a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep Newco reasonably informed of any discussions with such beneficiaries in which Newco does not participate.

2.7                               Termination of Agreements.

(a)                                 Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, Newco and each member of the Newco Group, on the one hand, and Vornado and each member of the Vornado Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Newco and/or any member of the Newco Group, on the one hand, and Vornado and/or any member of the Vornado Group, on the other hand, effective or outstanding as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Master Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement, the Master Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Vornado or Newco, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c)                                  All of the intercompany accounts receivable and accounts payable between any member of the Vornado Group, on the one hand, and any member of the Newco Group, on the other hand, outstanding as of the Effective Time shall, as promptly as is practicable after the Effective Time, be repaid, settled or otherwise eliminated by the member owing such amount, by means of cash payments, a dividend, capital contribution or a combination of the foregoing.

2.8                               Treatment of Shared Contracts.

(a)                                 Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement entered into by a member of the Vornado Group with a Third Party that is not a Newco Contract, but pursuant to which the DC Business, as of the Effective Time, has been provided certain revenues or other benefits in respect of the Newco Properties (any such contract or agreement, a “Shared Contract”) shall not be assigned in relevant part to the applicable member(s) of the Newco Group or amended to give the relevant member(s) of the Newco Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions to cause (i) the relevant member of the Newco Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, to the DC Business pursuant to such Shared Contract and (ii) the relevant member of the Newco Group to bear the burden of the corresponding Liabilities under such Shared Contract. Notwithstanding the foregoing, no member of the Vornado Group shall be required by this Section 2.8 to maintain in effect any Shared Contract, and no member of the Newco Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract; provided, however, that for any

Shared Contract that the Newco Group in consultation with JBG Properties identifies as material to the operation of the DC Business, the Parties shall cause the members of their respective Groups to use their respective commercially reasonable efforts to work together (and, if necessary and desirable, to work with the Third Party to any Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any such identified Shared Contract such that (i) a member of the Newco Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the DC Business (the “Newco Portion”), which rights shall be a Newco Asset and which obligations shall be a Newco Liability and (ii) a member of the Vornado Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract relating to the Vornado  Business (the “Vornado Portion”), which rights shall be a Vornado Asset and which obligations shall be a Vornado Liability.  If the Parties, or a member of their respective Groups, as applicable, do not or are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract as contemplated by the previous sentence, then the Parties shall, and shall cause the members of their Groups to, cooperate in any lawful arrangement to provide that a member of the Newco Group shall receive the interest in the benefits and obligations of the Newco Portion under such Shared Contract and that a member of the Vornado Group shall receive the interest in the benefits and obligations of the Vornado Portion under such Shared Contract. The obligations set forth in this Section 2.8(a) shall terminate on the date that is twelve (12) months after the Effective Time.

(b)                                 Each of Vornado and Newco shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

2.9                               Bank Accounts; Cash Balances.

Except as otherwise provided in the Transition Services Agreement:

(a)                                 Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Newco or any other member of the Newco Group (collectively, the “Newco Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Vornado or any other member of the Vornado Group (collectively, the “Vornado Accounts”) so that each such Newco Account and Vornado Account, if currently Linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Vornado Account or Newco Account, respectively, is de-Linked from such Vornado Account or Newco Account, respectively.

(b)                                 It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the

Newco Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Newco or a member of the Newco Group.

(c)                                  It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Vornado Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Vornado or a member of the Vornado Group.

(d)                                 With respect to any outstanding checks issued or payments initiated by Vornado, Newco, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, without limiting the ultimate allocation of Liability for such amounts under this Agreement, the Master Agreement or any of the Ancillary Agreements.

(e)                                  As between Vornado and Newco (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments made and reimbursements received after the Effective Time by either Vornado or Newco (or any member of their respective Groups) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or a member of such other Party’s Group) the amount of such payment or reimbursement without right of set-off.

2.10                        Ancillary Agreements. Effective on or prior to the Effective Time, each of Vornado and Newco will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it (or any member of its Group) is a party.

2.11                        Disclaimer of Representations and Warranties. EACH OF VORNADO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE VORNADO GROUP) AND NEWCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NEWCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MASTER AGREEMENT, OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, THE MASTER AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MASTER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR

INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE MASTER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12                        Cooperation. Notwithstanding any provision of this Agreement or the Master Agreement to the contrary, (a) Vornado shall keep JBG Properties reasonably informed and furnish JBG Properties with information relating to the determination of the Assets that are proposed to be transferred to, and Liabilities that are proposed to be assumed by, the Newco Group under this Agreement or any of the Ancillary Agreements on a reasonably current basis and (b) to the extent any of the Ancillary Agreements or exhibits or schedules hereto or thereto are to be completed following the date hereof, Vornado and Newco shall consult with JBG Properties in good faith regarding the terms and conditions to be included in such documents, give JBG Properties a reasonable opportunity to comment on any additions or modifications to such documents, take such comments into account in finalizing such documents and shall not finalize such documents without the prior written consent of JBG Properties (such consent not to be unreasonably withheld, conditioned or delayed).

2.13                        Newco Assumption of Indebtedness.

(a)                                 Prior to and/or immediately after the Effective Time, pursuant to the Plan of Reorganization, but subject to the terms of the Master Agreement, Newco and/or other member(s) of the Newco Group shall continue to be borrowers under and, to the extent the borrowers thereunder are any members of the Vornado Group, shall assume all existing indebtedness which relates exclusively to one or more Newco Properties, as set forth in further detail on Schedule 2.13, as such Schedule may be modified by the parties hereto (with the prior written consent of JBG Properties) to reflect changes in accordance with the terms of the Master Agreement (the “Newco Financing Arrangements”). Consistent with the terms set forth in the Master Agreement, Vornado and Newco agree to use commercially reasonable efforts to cause the full release and discharge of Vornado and the other members of the Vornado Group from all obligations pursuant to the Newco Financing Arrangements as of no later than the Effective Time. The parties hereto agree that, subject to the terms of the Master Agreement, Newco or another member of the Newco Group, as the case may be, and not Vornado or any member of the Vornado Group, are and shall be responsible for all costs and expenses incurred in connection with the Newco Financing Arrangements.

(b)                                 Prior to the Effective Time, Vornado and Newco shall cooperate in the preparation of all materials as may be necessary or advisable to execute the Newco Financing Arrangements in accordance herewith.

2.14                        Partnership Agreement.  Newco shall, in its capacity as the general partner of and a limited partner in Newco OP, and on behalf of and as attorney in fact for the other limited partners, enter into the limited partnership agreement of Newco OP, effective as of the Effective Time, in the form attached as Exhibit F to the Master Agreement;

2.15                        Financial Information Certifications. Vornado’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to the Newco Group insofar as the members of the Newco Group are Subsidiaries of Vornado. In order to enable the principal executive officer and principal financial officer of Newco to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, Vornado, as soon as reasonably practicable following the Distribution Date and in any event prior to such time as Newco is required to file its first quarterly report on Form 10-Q (or annual report on Form 10-K, if earlier), shall provide Newco with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by Vornado (and not by any officer or employee in their individual capacity). Subject to the provisions of the Transition Services Agreement, with respect to any periods following the Distribution Date, the Parties shall cooperate and discuss in good faith any certifications or other supporting documentation required by Newco.

2.16                        Vornado OP Distribution of OP Units. Prior to the Vornado Distribution, in accordance with the Plan of Reorganization, Vornado OP shall cause the following to occur:

(a)                                 Vornado acting in its capacity as the general partner of Vornado OP shall cause Vornado OP to, and Vornado OP shall, declare and effectuate the Vornado OP Distribution of OP Units;

(b)                                 Vornado shall thereafter effectuate the Vornado Contribution of OP Units; and

(c)                                  Newco, acting in its capacity as the general partner of Newco OP, shall consent to, and use commercially reasonable efforts to cause, each of the holders of Vornado OP Units who receive Newco OP Interests in the Vornado OP Distribution of OP Units to be admitted as partners in Newco OP, effective as of immediately following the Vornado Contribution of OP Units.

2.17                        Certain Resignations. At or prior to the Distribution Date, Vornado shall cause each director or employee of Vornado and its Subsidiaries who will not be employed by Newco or a Newco Subsidiary after the Distribution Date to resign, effective upon the consummation of the Pre-Combination Transactions, from all boards of directors or similar governing bodies of Newco or any Newco Subsidiary, and from all positions as officers of Newco or any Newco Subsidiary in which they serve.

2.18                        Plan of Reorganization. For the avoidance of doubt, the Parties shall modify the Pre-Combination Transactions only in accordance with the principles set forth in Section 5.8(a) of the Master Agreement, and, to the extent necessary, such modifications shall be reflected in the Plan of Reorganization consistent with Section 5.8(a) of the Master Agreement.

ARTICLE III
THE DISTRIBUTION

3.1                               Sole and Absolute Discretion; Cooperation.

(a)                                 Subject to compliance with the terms of the Master Agreement, Vornado shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, subject to compliance with the terms of the Master Agreement, Vornado may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Vornado’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)                                 Newco shall cooperate with Vornado to accomplish the Distribution and shall, at Vornado’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Newco Shares on the Form 10. Vornado shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Vornado. Newco and Vornado, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2                               Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)                                 Notice to NYSE. Vornado shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)                                 Newco Declaration of Trust and Newco Bylaws. On or prior to the Distribution Date, Vornado and Newco shall take or cause to be taken all necessary actions so that, as of the Effective Time, the Newco Declaration of Trust and the Newco Bylaws shall become the declaration of trust and bylaws of Newco, respectively.

(c)                                  Newco Trustees and Officers. On or prior to the Distribution Date, Vornado and Newco shall take or cause to be taken all necessary actions so that as of the Effective Time the trustees and executive officers of Newco shall be those set forth in, or determined in accordance with, the Master Agreement, unless otherwise agreed by the Parties and JBG Properties.

(d)                                 NYSE Listing. Newco shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Newco Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e)                                  Securities Law Matters. Newco shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Vornado and Newco shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement, the Master Agreement and the Ancillary Agreements. Vornado and Newco will prepare, and Newco will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Vornado determines are necessary or desirable to effectuate the Distribution, and Vornado and Newco shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Vornado and Newco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement, the Master Agreement and the other Ancillary Agreements.

(f)                                   Mailing of Information Statement. Vornado shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Vornado Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(g)                                  The Distribution Agent. Vornado shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)                                 Share-Based Employee Benefit Plans. Vornado and Newco shall take all actions as may be necessary to approve the grants of adjusted equity awards by Vornado (in respect of Vornado shares) and Newco (in respect of Newco Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3                               Conditions to the Distribution.

(a)                                 The obligation of Vornado to consummate the Distribution will be subject to the satisfaction or waiver (subject to Section 10.15) at or prior to the Distribution Date of the following conditions (provided, however, that unless the Master Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of JBG Properties):

(i)                                     the reorganization shall have been completed substantially in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution);

(ii)                                  each of the Transfer Documents shall have been duly executed and delivered by the applicable parties thereto; and

(iii)                               the satisfaction or waiver of each of the conditions set forth in Article VII of the Master Agreement, including (i) the satisfaction, or waiver by Vornado and JBG Properties, of the conditions set forth in Section 7.1 of the Master Agreement; (ii) the satisfaction, or waiver by Vornado of the conditions set forth in Section 7.2 of the Master Agreement; and (iii) the satisfaction, or waiver by JBG Properties, of the conditions set forth in Section 7.3 of the Master Agreement, in each case other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution or at the Closing (as defined in the Master Agreement).

(b)                                 The foregoing conditions are for the sole benefit of Vornado and shall not give rise to or create any duty on the part of Vornado or the Vornado Board to waive or not waive any such condition or in any way limit Vornado’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX, provided that the foregoing shall not limit the right of the parties hereto under the Master Agreement. Any determination made by the Vornado Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the parties hereto. If Vornado waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4                               The Vornado Distribution.

(a)                                 Subject to Section 3.3, on or prior to the Distribution Date, Newco will deliver to the Agent, for the benefit of the holders of record of Vornado Shares as of the Record Date, book-entry transfer authorizations for such number of the outstanding Newco Shares as is necessary to effect the Vornado Distribution, and shall cause the transfer agent for the Vornado Shares to instruct the Agent to distribute at the Effective Time the appropriate number of Newco Shares to each such Record Holder or designated transferee or transferees of such Record Holder by way of direct registration in book-entry form. Newco will not issue paper share certificates in respect of the Newco Shares. The Vornado Distribution shall be effective at the Effective Time.

(b)                                 Subject to Section 3.3, each Record Holder will be entitled to receive in the Vornado Distribution one Newco Share for every Vornado Share (or, as determined by Vornado in its sole discretion, one Newco Share for every two Vornado Shares), held in each case by such Record Holder on the Record Date, rounded down to the nearest whole number.

(c)                                  No fractional shares will be distributed or credited to book-entry accounts in connection with the Vornado Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of Newco. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a Newco Share pursuant to the Vornado Distribution, as applicable, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Vornado shall direct the Agent to determine the number of whole and fractional Newco Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Vornado, Vornado OP, Newco or the Agent will be required to guarantee any minimum sale price for the fractional Newco Shares sold in accordance with this Section 3.4(c). None of Vornado, Vornado OP or Newco will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Vornado or Newco. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Vornado Shares or Vornado OP Units, as the case may be, held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares or units.

(d)                                 Any Newco Shares or cash in lieu of fractional shares with respect to Newco Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Newco, and Newco shall hold such Newco Shares for the account of such Record Holder, and the parties hereto agree that all obligations to provide such Newco Shares and cash, if any, in lieu of fractional share interests shall be obligations of Newco, subject in each case to applicable escheat or other abandoned property Laws, and Vornado shall have no Liability with respect thereto.

(e)                                  Until the Newco Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, Newco will regard the Persons entitled to receive such Newco Shares as record holders of Newco Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Newco agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Newco Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Newco Shares then held by such holder.

3.5                               The Vornado OP Distribution of OP Units.

(a)                                 Subject to Section 3.3, on or prior to the Distribution Date, Newco will deliver to the Agent, for the benefit of the holders of record of Vornado OP Units as of the Record Date, book-entry transfer authorizations for such number of Newco OP Units as is necessary to effect the Vornado OP Distribution of OP Units, and Vornado OP shall instruct the Agent to distribute at the Effective Time (but immediately prior to the Vornado Distribution) the appropriate number of Newco OP Units to each such Record Holder or designated transferee or transferees of such Record Holder by way of direct registration in book-entry form. Newco OP will not issue paper share certificates in respect of the Newco OP Units. The Vornado OP Distribution of OP Units shall be effective at the Effective Time (but immediately prior to the Vornado Distribution).

(b)                                 Subject to Section 3.3, each Record Holder will be entitled to receive in the Vornado OP Distribution of OP Units one Newco OP Unit for every two Vornado OP Units,

held in each case by such Record Holder on the Record Date, rounded down to the nearest whole number.

(c)                                  No fractional common limited partnership interest will be distributed or credited to book-entry accounts in connection with the Vornado OP Distribution of OP Units, and any such fractional common limited partnership interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a limited partner of Newco OP. In lieu of any such fractional common limited partnership interest, each Record Holder who, but for the provisions of this Section 3.5(c), would be entitled to receive a fractional Newco OP Interest pursuant to the Vornado OP Distribution of OP Units, as applicable, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Vornado OP shall direct the Agent to cause to be distributed to each such Record Holder, in lieu of each fractional common limited partnership interest to which such Record Holder would otherwise be entitled, an amount equal to the amount of cash that would have been received by such Record Holder pursuant to Section 3.4(c) if such Record Holder were entitled to an equal fractional share interest of a Newco Share, after deducting any Taxes required to be withheld and applicable transfer Taxes, and shall deposit with the Agent an amount in cash sufficient to provide for such payments to such Record Holders. Solely for purposes of computing fractional common limited partnership interests pursuant to this Section 3.5(c), the beneficial owner of Vornado OP Units held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares or units.

(d)                                 Any Newco OP Units or cash in lieu of fractional common limited partnership interests with respect to Newco OP Units that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Newco OP, and Newco OP shall hold such Newco OP Units for the account of such Record Holder, and the parties hereto agree that all obligations to provide such Newco OP Units and cash, if any, in lieu of fractional share interests shall be obligations of Newco OP, subject in each case to applicable escheat or other abandoned property Laws, and Vornado and Vornado OP shall have no Liability with respect thereto.

(e)                                  Until the Newco OP Units are duly transferred in accordance with this Section 3.5 and applicable Law, from and after the Effective Time, Newco OP will regard the Persons entitled to receive such Newco OP Units as record holders of Newco OP Units in accordance with the terms of the Distribution without requiring any action on the part of such Persons (other than such action as may be required on the part of such persons pursuant to the Limited Partnership Agreement of Newco OP). Newco OP agrees that, subject to any transfers of such common limited partnership interests, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Newco OP Units then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder (other than such action as may be required on the part of such persons pursuant to the Limited Partnership Agreement of Newco OP), to receive evidence of ownership of the Newco OP Units then held by such holder.

ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION

4.1                               Release of Pre-Distribution Claims.

(a)                                 Newco Release of Vornado. Except (i) as provided in Sections 4.1(c) and 4.1(d), (ii) as may be otherwise expressly provided in this Agreement or any other Ancillary Agreement, and (iii) for any matter for which any member of the Newco Group is entitled to indemnification or contribution pursuant to this Article IV, effective as of the Effective Time, Newco does hereby, for itself and each other member of the Newco Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, trustees, officers, agents or employees of any member of the Newco Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Vornado and the members of the Vornado Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, trustees, officers, agents or employees of any member of the Vornado Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, trustees, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, trustees, officers or employees of Newco or a member of the Newco Group, in each case from: (A) all Newco Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the Distribution and the Business Combination, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Newco Business, the Newco Assets or the Newco Liabilities.

(b)                                 Vornado Release of Newco. Except (i) as provided in Sections 4.1(c) and 4.1(d), (ii) as may be otherwise expressly provided in this Agreement or any other Ancillary Agreement and (iii) for any matter for which any member of the Vornado Group is entitled to indemnification or contribution pursuant to this Article IV, effective as of the Effective Time, Vornado does hereby, for itself and each other member of the Vornado Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, trustees, officers, agents or employees of any member of the Vornado Group (in each case, in their respective capacities as such), remise, release and forever discharge Newco and the members of the Newco Group and their respective successors and assigns, from (A) all Vornado Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the Distribution and the Business Combination, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Vornado Business, the Vornado Assets or the Vornado Liabilities.

(c)                                  Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, the Master Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the Vornado Group or the Newco Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)                               any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)                              any Liability that the parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, the Master Agreement, any Ancillary Agreement or otherwise for claims brought against the parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Master Agreement or the Ancillary Agreements; or

(v)                                 any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Vornado Group from honoring its existing obligations to indemnify any director, trustee, officer or employee of Newco who was a director, trustee, officer or employee of any member of the Vornado Group on or prior to the Effective Time, to the extent such director, trustee, officer or employee becomes a named defendant in any Action with respect to which such director, trustee, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Newco Liability, Newco shall indemnify Vornado for such Liability (including Vornado’s costs to indemnify the director, trustee, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)                                 No Claims. Newco shall not make, and shall not permit any member of the Newco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Vornado or any other member of the Vornado Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Vornado shall not make, and shall not permit any other member of the Vornado Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Newco or any other member of the Newco Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)                                  Execution of Further Releases. At any time at or after the Effective Time, at the request of either Newco or Vornado, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2                               Indemnification by Newco. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Newco OP shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless Vornado, Vornado OP, each other member of the Vornado Group and each of their respective past, present and future directors, trustees, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Vornado Indemnitees”), from and against any and all Liabilities of the Vornado Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any Newco Liability;

(b)                                 any failure of Newco, any other member of the Newco Group or any other Person to pay, perform or otherwise promptly discharge any Newco Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)                                  any breach by Newco or any other member of the Newco Group of this Agreement or any of the Ancillary Agreements; and

(d)                                 except to the extent it relates to a Vornado Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Newco Group by any member of the Vornado Group that is required to be novated pursuant to Section 2.5 of this Agreement and that survives following the Distribution (other than as a result of a breach thereof by any member of the Vornado Group after the Effective Time).

In order to induce Vornado and Vornado OP to enter into this Agreement and for other good and valuable consideration, Newco hereby irrevocably guarantees the due and punctual performance and observance by Newco OP of its obligations contained in this Section 4.2, subject, in each case, to all of the terms, provisions and conditions herein, and Vornado, Vornado OP and the other Vornado Indemnitees shall not be required to seek recovery pursuant to any set-off of any amounts payable under this Agreement or otherwise prior to seeking recovery from Newco; provided that Newco shall in no event be liable for any percentage of indemnification obligations that exceeds its then current ownership percentage in Newco OP.

4.3                               Indemnification by Vornado. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Vornado OP shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless Newco,

Newco OP, each other member of the Newco Group and each of their respective past, present and future directors, trustees, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Newco Indemnitees”), from and against any and all Liabilities of the Newco Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any Vornado Liability;

(b)                                 any failure of Vornado, any other member of the Vornado Group or any other Person to pay, perform or otherwise promptly discharge any Vornado Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)                                  any breach by Vornado or any other member of the Vornado Group of this Agreement or any of the Ancillary Agreements; and

(d)                                 except to the extent it relates to a Newco Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Vornado Group by any member of the Newco Group that is required to be novated pursuant to Section 2.5 of this Agreement and that survives following the Distribution (other than as a result of a breach thereof by any member of the Newco Group after the Effective Time).

In order to induce Newco and Newco OP to enter into this Agreement and for other good and valuable consideration, Vornado hereby irrevocably guarantees the due and punctual performance and observance by Vornado OP of its obligations contained in this Section 4.3, subject, in each case, to all of the terms, provisions and conditions herein, and Newco, Newco OP and the other Newco Indemnitees shall not be required to seek recovery pursuant to any set-off of any amounts payable under this Agreement or otherwise prior to seeking recovery from Vornado; provided that Vornado shall in no event be liable for any percentage of indemnification obligations that exceeds its then current ownership percentage in Vornado OP.

4.4                               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Newco or Vornado (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the

Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV; provided that the Indemnitee’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)                                  Any indemnification payment under this Article IV shall be adjusted in accordance with Section 4.4 of the Tax Matters Agreement.

4.5                               Procedures for Indemnification of Third-Party Claims.

(a)                                 Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Vornado Group or the Newco Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as is reasonably practicable, but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)                                 Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim, provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any damages to the extent resulting from, or arising out of, such Third-Party Claim; provided, however, that if the Indemnifying Party (i) becomes aware that the facts presented at the time the Indemnifying Party delivered such acknowledgement are not true and/or (ii) becomes aware of new or additional facts that provide a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then the Indemnifying Party may withdraw such acknowledgment.  Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)                                  Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)                                 Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)                                  No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party (or a member of its Group) is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party (or any member of its Group that are parties thereto) and provides for a full, unconditional and irrevocable release of the other Party (and all members of its Group that are parties thereto) from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party or a member of its Group is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

4.6                               Additional Matters.

(a)                                 Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to as indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)                                 Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party as promptly as is reasonably practicable, but in any event within twenty (20) days (or sooner if the nature of the claim so requires) after becoming aware of such claim; provided that the failure by an Indemnitee to so assert any such claim shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have refused to accept responsibility for such claim. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  Pursuit of Claims Against Third Parties. If (i) a Party or any member of its Group incurs any Liability arising out of this Agreement, the Master Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party or any member of its Group to satisfy the Liability incurred by the incurring Party or any member of its Group; and (iii) a legal or equitable remedy may be available to the other Party or any member of its Group against a Third Party for such Liability, then the other Party or any member of its Group shall use its commercially reasonable efforts to cooperate with the incurring Party or member of its Group, at the incurring Party’s expense, to permit the incurring Party or member of its Group to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)                                 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)                                  Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7                               Right of Contribution.

(a)                                 Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)                                 Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Newco Assets or Delayed Newco Liabilities (except for the gross negligence or willful misconduct of a member of the Vornado Group) or with the ownership, operation or activities of the DC Business prior to the Effective Time shall be deemed to be the fault of Newco and the other members of the Newco Group, and no such fault shall be deemed to be the fault of Vornado or any other member of the Vornado Group; and (ii) any fault associated with the ownership, operation or activities of the Vornado Business prior to the Effective Time shall be deemed to be the fault of Vornado and the other members of the Vornado Group, and no such fault shall be deemed to be the fault of Newco or any other member of the Newco Group.

4.8                               Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Newco Liabilities by Newco or a member of the Newco Group on the terms and conditions set forth in this Agreement and the Transfer Documents is void or unenforceable for any reason; (b) the retention of any Vornado Liabilities by Vornado or a member of the Vornado Group on the terms and conditions set forth in this Agreement and the Transfer Documents is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9                               Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10                        Survival of Indemnities. The rights and obligations of each of Vornado and Newco and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

4.11                        Certain Tax Procedures.

(a)                                 Indemnification Payments to Newco.

(i)                                     With respect to any period in which Newco has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the Newco Group pursuant to Section 4.3 or 4.4 or any indemnification payments to be made to any member of the Newco Group pursuant to any Ancillary Agreement (a “Newco Indemnity Payment”) for any calendar year shall not exceed the sum of

(A)                               the amount that is determined (x) will not be gross income of Newco or (y) will be Qualifying Income of Newco, in each case for purposes of the Specified REIT Requirements and for any period in which Newco has made any election to be taxed as a REIT, with such determination to be set forth in REIT Guidance, plus

(B)                               such additional amount that is estimated can be paid to Newco in such taxable year without causing Newco to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account any other payments to Newco (and any other relevant member of the Newco Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (xx) made by independent tax accountants to Newco, and (yy) submitted to and approved by Newco’s outside tax counsel.

Newco shall use commercially reasonable efforts to provide Vornado with a REIT Savings Notice at least fifteen (15) business days before the date on which such Newco Indemnity Payment is due, but any failure to deliver such REIT Savings Notice, whether or not timely, shall not be deemed a waiver of, or otherwise vitiate, this Section 4.11(a)(i).

(ii)                                  Vornado shall place (or cause to be placed) the full amount of any Newco Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that

(A)                               the amount in the escrow account shall be treated as the property of Vornado or the applicable member of the Vornado Group, unless it is released from such escrow account to any Indemnitee,

(B)                               all income earned upon the amount in the escrow account shall be treated as the property of Vornado or the applicable member of the Vornado Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Vornado or the applicable member of the Vornado

Group whether or not said income has been distributed during such taxable year,

(C)                               the amount in the escrow account shall be invested only as determined by Vornado in its sole discretion, provided that such investments shall be limited to (i) AAA-rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, (ii) interest-bearing securities of, or guaranteed as to all principal and interest by, the United States Government with maturities of 90 days or less, or (iii) bank deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.), and

(D)                               any portion thereof shall not be released to any Newco Indemnitee unless and until Vornado receives any of the following: (x) a letter from Newco’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the Newco Indemnitees without causing Newco to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (y) an opinion of outside tax counsel selected by Newco, such opinion to be reasonably satisfactory to Newco, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder, receipt of the additional amount of Newco Indemnity Payments otherwise required to be paid either would be excluded from gross income of Newco for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable Newco Indemnitees in an amount equal to the lesser of the unpaid Newco Indemnity Payments due and owing (determined without regard to this Section 4.11(a)) or the maximum amount stated in the letter referred to in clause (D)(x) above.

(iii)                               Any amount held in escrow pursuant to Section 4.11(a)(ii) for ten (10) years shall be released from such escrow to be used as determined by Vornado in its sole and absolute discretion.

(iv)                              Newco shall bear all costs and expenses with respect to the escrow.

(v)                                 Vornado shall cooperate in good faith with Newco (including amending this Section 4.11(a) at the reasonable request of Newco) in order to (1) maximize the portion of the payments that may be made to the Newco Indemnitees hereunder without causing Newco to fail to meet the Specified REIT Requirements, (2) improve Newco’s chances of securing a favorable ruling from the IRS if Newco should seek to obtain such a ruling as to the matters described in Section 4.11(a)(i)(A), or (3) assist Newco in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(a). Such cooperation shall include, for example, agreeing, at the request of Newco, to make payments hereunder to a taxable REIT subsidiary of Newco or an Affiliate or designee of Newco. Newco shall reimburse Vornado for all reasonable costs and expenses of such cooperation.

(b)                                 Indemnification Payments to Vornado.

(i)                                     With respect to any period in which Vornado has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the Vornado Group pursuant to Section 4.2 or 4.4 or any indemnification payments to be made to any member of the Vornado Group pursuant to any Ancillary Agreement (a “Vornado Indemnity Payment”) for any calendar year shall not exceed the sum of

(A)                               the amount that is determined (x) will not be gross income of Vornado or (y) will be Qualifying Income of Vornado, in each case for purposes of the Specified REIT Requirements and for any period in which Vornado has made any election to be taxed as a REIT, with such determination to be set forth in REIT Guidance, plus

(B)                               such additional amount that is estimated can be paid to Vornado in such taxable year without causing Vornado to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account any other payments to Vornado (and any other relevant member of the Vornado Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (xx) made by independent tax accountants to Vornado, and (yy) submitted to and approved by Vornado’s outside tax counsel.

Vornado shall use commercially reasonable efforts to provide Newco with a REIT Savings Notice at least fifteen (15) business days before the date on which such Vornado Indemnity Payment is due, but any failure to deliver such REIT Savings Notice, whether or not timely, shall not be deemed a waiver of, or otherwise vitiate, this Section 4.11(b)(i).

(ii)                                  Newco shall place (or cause to be placed) the full amount of any Vornado Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that

(A)                               the amount in the escrow account shall be treated as the property of Newco or the applicable member of the Newco Group, unless it is released from such escrow account to any Vornado Indemnitee,

(B)                               all income earned upon the amount in the escrow account shall be treated as the property of Newco or the applicable member of the Newco Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Newco or the applicable member of the Newco Group whether or not said income has been distributed during such taxable year,

(C)                               the amount in the escrow account shall be invested only as determined by Newco in its sole discretion, provided that such investments shall be limited to (i) AAA-rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, (ii) interest-bearing securities of, or guaranteed as to all principal and interest by, the United States Government with maturities of 90 days or less, or (iii) bank deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.), and

(D)                               any portion thereof shall not be released to any Vornado Indemnitee unless and until Newco receives any of the following: (x) a letter from Vornado’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the Vornado Indemnitees without causing Vornado to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (y) an opinion of outside tax counsel selected by Vornado, such opinion to be reasonably satisfactory to Vornado, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder, receipt of the additional amount of Vornado Indemnity Payments otherwise required to be paid either would be excluded from gross income of Vornado for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable Vornado Indemnitees in an amount equal to the lesser of the unpaid Vornado Indemnity Payments due and owing (determined without regard to this Section 4.11(b)) or the maximum amount stated in the letter referred to in clause (D)(x) above.

(iii)                               Any amount held in escrow pursuant to Section 4.11(b)(ii) for ten (10) years shall be released from such escrow to be used as determined by Newco in its sole and absolute discretion.

(iv)                              Vornado shall bear all costs and expenses with respect to the escrow.

(v)                                 Newco shall cooperate in good faith with Vornado (including amending this Section 4.11(b) at the reasonable request of Vornado) in order to (1) maximize the portion of the payments that may be made to the Vornado Indemnitees hereunder without causing Vornado to fail to meet the Specified REIT Requirements, (2) improve Vornado’s chances of securing a favorable ruling from the IRS if Vornado should seek to obtain such a ruling as to the matters described in Section 4.11(b)(i)(A), or (3) assist Vornado in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(b). Such cooperation shall include, for example, agreeing, at the request of Vornado to make payments hereunder to a taxable REIT subsidiary of Vornado or an Affiliate or designee of Vornado. Vornado shall reimburse Newco for all reasonable costs and expenses of such cooperation.

ARTICLE V
CERTAIN OTHER MATTERS

5.1                               Insurance Matters.

(a)                                 From and after the Effective Time, with respect to any Losses, damages and Liability incurred by any member of the Newco Group prior to the Effective Time, Vornado will provide Newco with access to, and Newco may, upon ten (10) days’ prior written notice to Vornado, make claims under, Vornado’s Third Party insurance policies in place prior to the Effective Time and Vornado’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Newco Group prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)                                     Newco shall report any claim to Vornado, as promptly as is reasonably practicable, and in any event in sufficient time so that such claim may be made and managed by Vornado pursuant to the Transition Services Agreement in accordance with Vornado’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by Vornado to Newco in writing);

(ii)                                  Newco and the members of the Newco Group shall exclusively bear and be liable for (and neither Vornado nor any members of the Vornado Group shall have any obligation to repay or reimburse Newco or any member of the Newco Group for), and shall indemnify, hold harmless and reimburse Vornado and the members of the Vornado Group for, any deductibles, self-insured retention, fees and expenses to the extent resulting from any access to, or any claims made by Newco or any other members of the Newco Group or otherwise made in respect of Losses of the DC Business under, any insurance provided pursuant to this Section 5.1(a), including any Indemnity Payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the Newco Group, its employees or Third Parties; and

(iii)                               Newco shall exclusively bear and be liable for (and neither Vornado nor any members of the Vornado Group shall have any obligation to repay or reimburse Newco or any member of the Newco Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Newco or any member of the Newco Group under the policies as provided for in this Section 5.1(a). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Newco Group, on the one hand, and the Vornado Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the Losses of such Group submitted to Vornado’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Vornado Group or the Newco Group is allocated more than its pro rata portion of such premium due to the timing of Losses submitted to Vornado’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, Vornado may elect not to reinstate the policy aggregate. In the event that, at any time prior to the Effective Time, Vornado elects not to reinstate the policy aggregate, it shall provide prompt written notice to Newco, and Newco may direct Vornado in writing to, and Vornado shall, in such case, reinstate the policy aggregate; provided that Newco shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(b)                                 Except as provided in Section 5.1(a), from and after the Effective Time, neither Newco nor any member of the Newco Group shall have any rights to or under any of the insurance policies of Vornado or any other member of the Vornado Group. At the Effective Time, Newco shall, unless it has obtained the prior written consent of Vornado or Vornado OP, have in effect all insurance programs required to comply with Newco’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Newco’s. Such insurance programs may include but are not limited to general liability, commercial auto liability, worker’s compensation, employer’s liability, product/completed operations liability, pollution legal liability, surety bonds, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(c)                                  Neither Newco nor any member of the Newco Group, in connection with making a claim under any insurance policy of Vornado or any member of the Vornado Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between Vornado or any member of the Vornado Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by Vornado or any member of the Vornado Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of Vornado or any member of the Vornado Group under the applicable insurance policy.

(d)                                 All payments and reimbursements by Newco pursuant to this Section 5.1 will be made within fifteen (15) days after Newco’s receipt of an invoice therefor from Vornado. If Vornado incurs costs to enforce Newco’s obligations herein, Newco agrees to indemnify and hold harmless Vornado for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6(b). Vornado shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Newco Liabilities and/or claims Newco has made or could make in the future, and no member of the Newco Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Vornado’s insurers with respect to any of Vornado’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Newco shall cooperate with Vornado and share such information as is reasonably necessary in order to permit Vornado to manage and conduct its insurance matters as it deems appropriate, including but not limited to with respect to (i) any claims made pursuant to Section 5.1(a) and the management thereof, (ii) any policy premium adjustments with respect to (A) Vornado’s Third Party insurance policies in place prior to the Effective Time and (B) Vornado’s historical policies of insurance, in each case to the extent that such policies provided coverage for members of the Newco Group prior to the Effective Time, and (iii) the release of any and all Vornado surety bonding obligations to the extent related to any such insurance policies described in clause (ii). Neither Vornado nor any of the members of the Vornado Group shall have any obligation to secure extended reporting for any claims under any Liability policies of Vornado or any member of the Vornado Group for any acts or omissions by any member of the Newco Group incurred prior to Effective Time.

(e)                                  This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Vornado Group in respect of any insurance policy or any other contract or policy of insurance.

(f)                                   Newco does hereby, for itself and each other member of the Newco Group, agree that no member of the Vornado Group shall have any Liability whatsoever as a result of the insurance policies and practices of Vornado and the members of the Vornado Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2                               Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two (2%) percent.

5.3                               Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties and the members of their respective Groups shall treat (i) any payment made pursuant to this Agreement (other than payments representing interest) as either a contribution by the relevant entity or a distribution by the relevant entity (or as adjustments to such contribution or distribution) occurring immediately prior to the applicable contribution or Distribution, as the case may be, or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.4                               Post-Effective Time Conduct. The parties hereto acknowledge that, after the Effective Time, each Party and its Group shall be independent of the other Party and its Group, with responsibility for its and their own actions and inactions and its and their own Liabilities relating to, arising out of or resulting from the conduct of its and their business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party or the members of its Group.

5.5                               Non-Solicitation Covenant.  For the period of two (2) years from and after the Effective Time, Newco shall not, and shall procure that the other members of the Newco Group shall not, directly or indirectly, solicit or hire any employees of the Vornado Group who have been engaged in providing services to the Newco Group pursuant to the Transition Services Agreement without the prior written consent of Vornado; provided, however, that (i) an individual shall not be deemed to have been solicited for employment or hired in violation of this Section 5.5 if such employee has ceased to be employed by any member of the Vornado Group for at least six (6) months prior to the date when any solicitation activity occurs, and (ii) this Section 5.5 shall not prohibit any general offers of employment to the public, including through a bona fide search firm, so long as it is not specifically targeted toward employees of the Vornado Group.

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1                               Agreement for Exchange of Information.

(a)                                 Subject to Section 6.9 and any other applicable confidentiality obligations, each of Vornado and Newco, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group to the extent that (i) such information relates to the DC Business, or any Newco Asset or Newco Liability, if Newco is the requesting Party, or to the Vornado Business, or any Vornado Asset or Vornado Liability, if Vornado is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement, the Master Agreement, any Ancillary Agreement or any Transfer Document; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

6.2                               Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3                               Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating,

gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information) to the extent that such costs are incurred in connection with such other Party’s provision of information in response to the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4                               Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the parties hereto agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of Vornado’s or JBG Properties’ own information, to retain all information in their respective possession or control on the Effective Time in accordance with the policies of such Persons as in effect on the Effective Time or such other policies as may be reasonably adopted by such Persons after the Effective Time; provided, however, that such policies at least provide for the retention of documents until the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing in this Section 6.4, the Tax Matters Agreement will govern the retention of Tax-related records.

6.5                               Limitations of Liability. No party hereto shall have any Liability to any other party hereto in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the party providing such information. No party hereto shall have any Liability to any other party if any information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 6.4.

6.6                               Other Agreements Providing for Exchange of Information.

(a)                                 The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in the Master Agreement or any Ancillary Agreement.

(b)                                 Any party hereto that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7                               Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, except in the case of an adversarial Action or Dispute between Vornado and Newco, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, trustees, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, trustees, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, trustees, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, trustees, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)                                  Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)                                 Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)                                  The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8                               Privileged Matters.

(a)                                 The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Vornado Group and the Newco Group, and that each of the members of the Vornado Group and the Newco Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Vornado Group or the Newco Group, as the case may be.

(b)                                 The Parties agree as follows:

(i)                                     Vornado shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Vornado Business and not to the DC Business, whether or not the Privileged Information is in the possession or under the control of any member of the Vornado Group or any member of the Newco Group. Vornado shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Vornado Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Vornado Group or any member of the Newco Group;

(ii)                                  Newco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the DC Business and not to the Vornado Business, whether or not the Privileged Information is in the possession or under the control of any member of the Newco Group or any member of the Vornado Group. Newco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Newco Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Newco Group or any member of the Vornado Group; and

(iii)                               if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to attempt to resolve any disputes as to whether any information relates solely to the Vornado Business, solely to the DC Business, or to both the Vornado Business and the DC Business.

(c)                                  Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties (or one or more members of their respective Groups) have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)                                 If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)                                  In the event of any adversarial Action or Dispute between Vornado and Newco, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)                                   Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, trustees, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)                                  Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Vornado and Newco set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)                                 In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9                               Confidentiality.

(a)                                 Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five (5)-year anniversary of the Effective Time, each of Vornado and Newco, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Vornado’s or JBG Properties’ respective confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement, the Master Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)                                 No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

(c)                                  Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its

Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

(d)                                 Assignment of Non-Disclosure and Confidentiality Agreements. At or prior to the Effective Time, Vornado shall assign, or cause to be assigned, to a member of the Newco Group any rights under non-disclosure and confidentiality agreements to which any member of the Vornado Group (which is not a member of the Newco Group) is a party to the extent restricting the use or disclosure of information of the DC Business (including any such agreement entered into in connection with the possible sale of the DC Business with any potential purchaser thereof); provided that in the event that such assignment cannot be completed or such agreement also restricts the use or disclosure of information of the Vornado Business, Vornado shall not be required to assign or cause such assignment, but shall enforce, or shall cause to be enforced, such agreements for the benefit of the DC Business as reasonably requested by Newco at Newco’s sole cost and expense.

6.10                        Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as is reasonably practicable under the circumstances prior to disclosing or providing such information, shall consult with the other Party on the advisability of taking steps to resist or narrow such disclosure, and shall cooperate, following the other Party’s written request and at the other Party’s expense, in seeking any appropriate protective order requested by the other Party or in any attempt to resist such disclosure. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII
DISPUTE RESOLUTION

7.1                               Good-Faith Negotiation. Either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are Newco Assets, any Liabilities are Newco Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary

Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within fifteen (15) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. Any resolution reached by the applicable executives through negotiation shall be subject to final approval by the Chief Administrative Officer of Vornado and the Chief Executive Officer of Newco. If the Parties are unable for any reason to resolve a Dispute within fifteen (15) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, either Party may pursue any and all rights and remedies at Law or in equity available to it with respect to the Dispute.  Nothing herein shall limit or otherwise affect the rights of the Parties under Section 10.16.

7.2                               Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then-current JAMS procedures, except as modified herein. The mediation shall be held in such place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator from the JAMS panel. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party), that JAMS appoint a mediator in accordance with the then current JAMS procedures from mediators on the JAMS panel. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.

7.3                               Arbitration.

(a)                                 In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $5 million or more.  Arbitrators shall be named from the JAMS panel.

(b)                                 The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Comprehensive Arbitration Rules and Procedures from the JAMS panel. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Comprehensive Arbitration Rules and Procedures from the JAMS panel.

(c)                                  The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and reasonable attorneys’ fees and costs which will be reviewed by the arbitrator(s) for reasonableness; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability to a Third Party with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties and the members of their respective Groups, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.4                               Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 and Section 7.3 if (i) such Party has submitted a Mediation

Request or Arbitration Request, as applicable, and the other party has failed, within the applicable periods set forth in Section 7.3, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) such Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the JAMS Comprehensive Arbitration Rules and Procedures.

7.5                               Conduct During Dispute Resolution Process. Unless otherwise agreed to in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Effective Time, each party hereto shall cooperate with the other parties hereto, and without any further consideration, but, from and after the Effective Time, at the expense of the requesting party, execute and deliver, or use commercially reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any Permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take or cause to be taken all such other actions as such party may reasonably be requested to take or cause to be taken by the other parties hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Newco Assets and the Vornado Assets and the assignment and assumption of the Newco Liabilities and the Vornado Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party hereto will, at the reasonable request, cost and expense of another party hereto, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                                  On or prior to the Effective Time, Vornado and Newco in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Vornado, Newco or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 Vornado and Newco, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Newco or any other member of the Newco Group, on the one hand, or of Vornado or any other member of the Vornado Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability (except in the case of willful misconduct).

ARTICLE IX
TERMINATION

9.1                               Termination. This Agreement shall terminate simultaneously with the valid termination of the Master Agreement prior to the Closing Date (as defined in the Master Agreement). Except for a termination described in the immediately preceding sentence, prior to the Closing Date (as defined in the Master Agreement), Newco shall not agree to terminate this Agreement without the prior written consent of JBG Properties, which consent shall not be unreasonably withheld, conditioned or delayed.  After the Closing Date (as defined in the Master Agreement), this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the parties hereto.

9.2                               Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no party hereto (nor any of its directors, trustees, officers or employees) shall have any Liability or further obligation to any other party hereto by reason of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1                        Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(b)                                 This Agreement, the Master Agreement, the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties hereto with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties hereto other than those set forth or referred to herein or therein.

(c)                                  Vornado represents on behalf of itself and each other member of the Vornado Group, and Newco represents on behalf of itself and each other member of the Newco Group, as follows:

(i)                                     each such Person has the requisite power and authority and has taken all action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Each party to this Agreement acknowledges that it and each other party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other parties hereto at any time, it will as promptly as is reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2                        Governing Law.

(a)                                 This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to conflicts of laws principles (whether of the State of New York or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of New York).

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state courts sitting in the City, County and State of New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed (the “Chosen Courts”).  Each of the parties hereto hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.7.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law.

10.3                        Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

10.4                        Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or other parties thereto, as applicable, and any attempt to do so shall be null and void (provided that prior to the Effective Time, Newco shall not assign this Agreement or consent to an assignment of this Agreement without the prior written consent of JBG Properties, which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties hereto.

10.5                        Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any Person that becomes a Subsidiary of such Party at or after the Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

10.6                        Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Vornado Indemnitee or Newco Indemnitee in their respective capacities as such, and except for JBG Operating Partners, who shall be a Third Party beneficiary of the rights of Newco under this Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement; provided, however, that JBG Properties shall be a Third Party beneficiary of the rights of JBG Properties as provided in this Agreement and the other Ancillary Agreements.

10.7                        Notices.

All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally; (ii) when transmitted if transmitted by e-mail of a pdf attachment and the hard copy is sent by the next business day by reliable overnight delivery service (with proof of service) or hand delivery); and (iii) the business day after it is sent, if sent for next day delivery by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.7).

If to Vornado or, on or prior to the Effective Time, to Newco, then to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention:                                         Corporation Counsel
Facsimile:                                         (212) 894-7996

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention:                                         Joseph Macnow
Facsimile:                                         (212) 894-7996

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:                                         William G. Farrar
Facsimile:                                         (212) 558-3588

and, in the case of Newco, with a copy to (which shall not constitute notice):

The JBG Companies
4445 Willard Avenue Suite 400
Chevy Chase, Maryland 20815
Attention: Chief Legal Officer

Email: smuseles@jbg.com

and

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, District of Columbia 20004
Phone:                                                          (202) 637-5868
Facsimile:                                         (202) 637-5910
Attention:                                         David W. Bonser, Esq.
E-mail:                                                        david.bonser@hoganlovells.com

If to Newco after the Effective Time, then to:

JBG Smith Properties
4445 Willard Avenue Suite 400
Chevy Chase, Maryland 20815
Attention:                                         Chief Legal Officer
E-mail:                                                        smuseles@jbg.com

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, District of Columbia 20004
Phone:                                                          (202) 637-5868
Facsimile:                                         (202) 637-5910
Attention:                                         David W. Bonser, Esq.
E-mail:                                                        david.bonser@hoganlovells.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.8                        Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by an arbitration tribunal or a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties hereto.

10.9                        Force Majeure. No party hereto shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.10                 No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither any Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to such Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.11                 Publicity. Prior to the Effective Time, Vornado and Newco shall consult with JBG Properties before issuing any press release or other public announcement that relates to the transactions contemplated hereby.  Any such press release or public announcement shall comply with the requirements in Section 5.3 of the Master Agreement. From and after the Effective Time, the Chief Executive Officer of Newco and the Chief Administrative Officer of Vornado shall consult with each other prior to either Party or any member of their respective Groups issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.12                 Expenses. Except as otherwise expressly set forth in this Agreement, the Master Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, (a) Newco shall be responsible for all reasonable out-of-pocket Third Party fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 10, the Plan of Reorganization and the Distribution and the consummation of the transactions contemplated hereby and thereby; and (b) all fees, costs and expenses incurred after the Effective Time shall be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

10.13                 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.14                 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.15                 Waivers of Default. Waiver by a party hereto of any default by another party hereto of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of any other party. No failure or delay by a party hereto in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.16                 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties hereto who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto. For the avoidance of doubt, JBG Properties shall, during the term of this Agreement, have the right to enforce specifically the obligations of Vornado and Newco set forth herein.

10.17                 Amendments. No provisions of this Agreement, including any Exhibit, Schedule or Appendices hereto, or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party hereto against whom it is sought to enforce such waiver, amendment, supplement or modification.  In addition, unless the Master Agreement shall have been terminated in accordance with its terms, any such amendment, waiver, supplement or modification shall be subject to the prior written consent of JBG Operating Partners.

10.18                 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,”

and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to July 17, 2017. In the case of any conflict between this Agreement and any of the Transition Services Agreement, the Tax Matters Agreement and the Employee Matters Agreement in relation to any matters addressed by such Ancillary Agreement, the applicable Ancillary Agreement shall prevail unless such Ancillary Agreement explicitly states that this Agreement shall control. In the case of any conflict between this Agreement and the Master Agreement, the Master Agreement shall control.

10.19                 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by Section 7.3, neither Newco or any member of the Newco Group, on the one hand, nor Vornado or any member of the Vornado Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.20                 Performance. Vornado will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Vornado Group. Newco will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Newco Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.21                 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the parties hereto and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

10.22                 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocation such Assets and Liabilities between Vornado and Newco and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Vornado or Newco.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

VORNADO REALTY TRUST

By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

VORNADO REALTY L.P.

By. Vornado Realty Trust, its general partner

By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

[Signature Page to Separation and Distribution Agreement]

JBG SMITH PROPERTIES

By:	/s/ Stephen W. Theriot
Name: Stephen W. Theriot
Title: Chief Financial Officer

JBG SMITH PROPERTIES LP

By: JBG SMITH Properties GP LLC, its general partner

By:	/s/ Stephen W. Theriot
Name: Stephen W. Theriot
Title: Chief Financial Officer

[Signature Page to Separation and Distribution Agreement]